Exhibit 10.20

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT is made as of December 29, 2005 by and between MOTHERS WORK, INC. (the “Company”) and REBECCA C. MATTHIAS (“Executive”).

WHEREAS, the Company and Executive are parties to an Amended and Restated Employment Agreement dated as of April 28, 2005 (the “Employment Agreement”); and

WHEREAS, Section 17 of the Employment Agreement provides that the Company and Executive may amend the Employment Agreement by agreement in writing; and

WHEREAS, the Company has requested that Executive agree to certain changes with respect to the treatment of stock options held upon cessation of employment or upon the occurrence of certain transactions.

NOW, THEREFORE, in consideration of these premises and intending to be legally bound hereby, the Employment Agreement is amended as follows, effective as of the date first above written:

1.             Section 11.2 is deleted in its entirety and replaced with the following:

11.2         Treatment of Stock Options Held at Termination.

(a)           In the event of a termination of Employee’s employment hereunder pursuant to Sections 9.3 or 9.4, at Employee’s election given by written notice to the Company within 30 days of such termination (provided that, if necessary, such period will be extended to terminate one day after the Employee could effect the transaction without incurring liability under section 16(b) of the Securities Exchange Act of 1934 or otherwise violating applicable securities laws or insider trading policies), the Company shall be obligated to repurchase all vested stock options issued by the Company and then held by Employee in exchange for a cash payment equal to (i) the number of shares of Common Stock subject to such options multiplied by the Fair Market Value as of the date of such election, less (ii) the aggregate exercise price of such options (the “Aggregate Repurchase Price”).  Promptly following the Company’s physical receipt of such election, the Company will pay in immediately available funds the Aggregate Repurchase Price to Employee.  As of the date of such election, Employee will cease to have any interest in or rights with respect to those options, other than a right to receive payment therefor in accordance with the preceding sentence.

(b)           In the event of a termination of Employee’s employment hereunder pursuant to Section 9.6, at Employee’s election given by written notice within the period specified below, the Company will repurchase from Employee up to all nonforfeitable shares of Common Stock acquired upon exercise of stock options issued by the Company, to the extent that such stock options were held by the Employee at the time of that termination.  Such election may be made by the Employee within the 30 day period beginning six months and one day following the acquisition of those shares upon the exercise of such stock options (or, in the event of multiple exercises, six months and one day following the last of such exercises); provided, however, that if necessary, such period will be extended to terminate one day after the Employee could elect such repurchase without incurring liability under section 16(b) of the Securities Exchange Act of 1934 or otherwise violating applicable securities laws or insider trading policies.  Such written notice will be accompanied by all certificates representing the shares to be repurchased and such representations and warranties by Employee as may be reasonably requested by the Company regarding Employee’s ownership of and ability to convey those shares, including a representation that such shares are free and clear of all liens, claims or encumbrances.  Promptly following the date that such election, certificates and representations and warranties are physically received by the Company (the “Election Date”), the Company will pay to Employee in immediately available funds the Fair Market Value of those shares as of the Election Date.  As of the Election Date, Employee will cease to have any interest in or rights with respect to those shares, other than a right to receive payment therefor in accordance with the preceding sentence.

2.             The following new Section 24 is added:

24.           Cashout of Stock Options in Connection with Certain Transactions.  With respect to stock options granted to Employee under the Company’s 1987 Stock Option Plan (whether as originally in effect or as subsequently amended and restated), Employee agrees that Section 15(c) of that plan will not apply automatically and will instead apply only to the extent determined by the Board (or by the committee of the Board authorized to administer the plan on behalf of the Board) in its discretion.

3.             The Employment Agreement, as amended by the foregoing changes, is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and Executive has executed this Amendment, in each case on the date first written above.

MOTHERS WORK, INC.

By:	/s/ Edward M. Krell

Name & Title: Edward M. Krell, Executive Vice President – Chief Financial Officer

REBECCA C. MATTHIAS

/s/ Rebecca C. Matthias